THE MANITOWOC COMPANY, INC.

PERFORMANCE SHARE AWARD AGREEMENT

(Employee)

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), #GrantDate# (the “Grant Date”), is granted by THE MANITOWOC COMPANY, INC. (the “Company”) to #ParticipantName+C#, an employee of the Company or one of its Affiliates (the “Employee”) pursuant to the Company’s 2025 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its shareholders for the Employee to obtain or increase the Employee’s stock ownership interest in the Company in order that the Employee will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable, and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has authorized the conditional future grant of shares of the Common Stock of the Company (“Stock”) to the Employee, subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein set forth, the Company and the Employee mutually covenant and agree as follows:

1. Award of Performance Shares.

(a) Award Amount and Timing. Subject to the terms and conditions of this Agreement and the Plan and contingent upon Employee having executed an Agreement on Confidentiality, Trade Secrets, Assignment of Intellectual Property and Non-Solicitation between the Employee and the Company, and the satisfaction of the criteria set forth in this Agreement, the Employee is granted the conditional right to receive certain shares of Stock at a future date (hereinafter such shares are referred to as the “Performance Shares”) as set forth in this Agreement. This grant of Performance Shares is also contingent on approval by the Company’s shareholders of the Plan at the Company’s 2025 Annual Meeting of Shareholders. The target number of Performance Shares available to the Employee is #QuantityGranted+C# (the "Target Award"). The actual number of Performance Shares, if any, to be issued to the Employee and the timing and other criteria for issuing the Performance Shares (in addition to the criteria specifically set forth in this Agreement), is established by the Committee at the time of Target Award grant and set forth in Exhibit A attached to this Agreement (the “Schedule”). The date on which the actual Performance Shares are issued following completion of the performance criteria, may be referred to herein as the “Performance Share Issue Date.” The period of time over which the performance criteria are applied may be referred to herein as the “Measurement Period.” Capitalized terms used and not defined in this Agreement shall have the meanings given in the Plan.

(b) Termination of Employment or Service. Upon any termination of employment or service prior to the vesting date, the unearned Performance Shares shall be treated as provided in the Plan.

(c) Adjustment for Limited Employment During and Deferred Vesting Period. In the event that a deferred vesting date has been specified by the Committee in the attached Schedule for all or any portion of the Performance Shares earned, and the Employee’s employment with the Company terminates prior to the end of the deferred vesting period specified by the Committee, due to the Employee’s death, Disability or Retirement, then the actual number of Performance Shares to be issued following the end of such deferred vesting period shall be reduced to an amount determined by multiplying the number of Performance Shares that would otherwise be issued, by a fraction the numerator of which is equal to the number of days that the Employee was employed by the Company during such deferred vesting period following the end of the Measurement Period and the denominator of which is equal to the total number of days in such deferred vesting period. Unless the Committee, in its sole discretion, determines otherwise, if the Employee’s employment with the Company and its Affiliates terminates during the deferred vesting period following the end of the Measurement Period, for Cause or any reason other than the Employee’s death, Disability or Retirement, the Employee will not receive any Performance Shares and will forfeit all rights under this Agreement. The Committee, in its sole discretion, may accelerate or modify the criteria for issuing all or any portion of the Employee’s Performance Shares subject to a deferred vesting period, under such terms as the Committee deems appropriate upon termination of employment for any reason other than for Cause, death, Disability or Retirement.

(d) Approved Leave. If the Employee takes an approved unpaid leave of absence from the Company or an Affiliate, the Committee may, in its sole discretion, treat the employee as continuously employed or may extend the Performance Share Issue Date, to take into account the period(s) during which the Employee was not actively employed by the Company or an Affiliate.

2.
Performance Shares. The calculations set forth above shall be completed no later than last day of February of the calendar year following the end of the Measurement Period. Shares of Stock representing the actual number of Performance Shares earned will be issued to the Employee or the Employee’s heir(s) in accordance with paragraph 4 below and no later than March 15th of the calendar year following the end of the Measurement Period unless a deferred vesting date has been specified by the Committee in the attached Schedule for all or any portion of the Performance Shares earned. In the case of a deferred vesting date, the shares of Stock will be issued in accordance with the deferred vesting date set forth in the attached Schedule.
3.
Acceptance of Rights and Agreement. The Employee hereby accepts the rights pertaining to the Performance Shares and agrees with respect thereto as follows:

(a) No Immediate Share Rights. The Employee acknowledges that the actual shares (if any) of Stock underlying the award of Performance Shares will be issued only upon satisfaction of certain performance-based criteria set forth in this Agreement (including any schedules attached hereto) and only after the end of the Measurement Period.

(b) Transfer Restrictions. The Employee’s rights under this Agreement, including any rights to Performance Shares, are subject to the transfer restrictions set forth in the Plan.

4. Issuance of Shares. After the Committee has certified the performance results and calculated the number of shares of Stock to be issued under paragraph 1 above (or, if later, after the deferred vesting date has occurred), the Company will issue to the Employee (or the Employee’s permitted heirs or assigns) the shares of Stock in accordance with such calculation (and any deferred vesting requirements); provided that, to the extent required to ensure the Performance Shares are exempt from or comply with Code Section 409A, such shares of Stock will be issued no later than March 15 of the calendar year following the end of the year in which the Performance Shares are no longer subject to a substantial risk of forfeiture. Thereafter, the recipient shall be free to transfer such shares, subject to the terms of any shareholder agreement or Company policy then in effect, provided that the recipient agrees for himself/herself and his/her heirs, legatees and legal representatives, with respect to all shares of Stock issued and acquired pursuant to this Agreement (or any shares of Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor):

(a) that the Employee and the Employee’s heirs, legatees and legal representatives will not sell or otherwise dispose of such shares except pursuant to a registration statement filed by the Company that has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), or except in a transaction which is determined by counsel to the Company to be exempt from registration under the Act and any applicable state securities laws; and

(b) to execute and deliver to the Company such investment representations and warranties, and to take such other actions, as counsel for the Company determines may be necessary or appropriate for compliance with the Act and any applicable securities laws.

5.
Recoupment or Claw Back. The Performance Shares awarded under this Agreement and the proceeds from any subsequent transfer shall be subject to the Company’s Compensation Recovery Policy, to the extent applicable, and any other similar, applicable and mandatory legal requirement.
6.
Withholding of Tax. To the extent that the receipt of the Performance Shares or the vesting thereof results in income to the Employee for foreign, federal, state or local income tax purposes, the Employee or the Employee’s heir(s) shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if the Employee or the Employee’s heir(s) fail(s) to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Employee or the Employee’s heir(s) any tax required to be withheld by reason of such resulting compensation income; provided that, in lieu of such delivery or withholding, any withholding obligation of the Company may be satisfied by withholding shares of Stock subject to this Agreement (provided that shares of Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company).
7.
Interpretation. As a condition of the granting of the Performance Shares, the Employee agrees for himself and his legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Agreement shall be final, binding and conclusive.
8.
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall be binding upon, and inure to the benefit of the Employee, the Employee’s legal representatives and heirs. This Agreement may not be assigned by the Employee, and any attempted assignment shall be null and void and of no legal effect.
9.
Amendment or Modification. Except as otherwise provided herein, no term or provision of this Agreement may be modified or amended, except as provided in Section 16 of the Plan.

10.
Governing Law. This Agreement shall be governed by the internal laws of the state of Wisconsin as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any legal action or proceeding with respect to the Plan or this Agreement may only be brought and determined in a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin. The Company may require that the action or proceeding be determined in a bench trial.

ALL PARTIES ACKNOWLEDGE THAT THE PERFORMANCE SHARES ARE GRANTED UNDER AND PURSUANT TO THE PLAN, WHICH SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE EMPLOYEE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE PROVISIONS OF THIS AGREEMENT, THE PROVISIONS OF THE PLAN SHALL CONTROL.

11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
12.
Acceptance of Grant. By accepting this Agreement, the Employee agrees to accept all the terms and conditions of the Agreement and the Performance Shares, as set forth in this Agreement and in the Plan. Notwithstanding anything to the contrary herein, this Agreement shall not be effective as a grant of Performance Shares if a copy of this Agreement is not signed by the Employee and returned to the Company (unless the Employee accepts this award in an alternative means approved by the Company, which may include electronic acceptance) within one year after the Grant Date. If the Employee does not sign (or accept using alternative means approved by the Company) this Agreement within one year after the Grant Date, the Company may cancel this Agreement and the Performance Shares without any requirement to provide notice to the Employee. It is solely the Employee’s responsibility to accept this Agreement and the grant of Performance Shares.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Employee has hereunto affixed the Employee’s hand as of the day and year first above written.

THE COMPANY:

THE MANITOWOC COMPANY, INC.

(the “Company”)

By: _______

Aaron Ravenscroft, President & CEO

THE EMPLOYEE:

________________________________

#ParticipantName#

Exhibit A

THE MANITOWOC COMPANY, INC.

Approved 2025 LTIP Performance Share Award Design

The Compensation Committee has approved and established the following design features and performance goals for the performance share awards made in 2025 under the Plan:

Element	Design Features
Award Vesting	Cliff vest upon third anniversary of the grant date following completion of the three-year performance period
Performance Share Measures

3-Year Average Adjusted Return on Invested Capital (“ROIC”) - 60% Weighting

Three-year average Adjusted ROIC. Adjusted ROIC is determined by dividing adjusted net operating profit after tax (“Adjusted NOPAT”) by the five-quarter average of invested capital. Adjusted NOPAT is calculated by taking operating income (loss) plus the addback of amortization of intangible assets and the addback or subtraction of restructuring expenses, certain other non-recurring items – net, and income taxes, which is determined using a 15% tax rate. Invested capital is defined as net total assets less cash and cash equivalents and income tax assets - net plus short-term and long-term debt. Income taxes are defined as income tax payables/receivables, net deferred tax assets/liabilities, and uncertain tax positions.

2027 3-Year Total Non-New Machine Sales - 40% weighting

Final adjusted 3-Year Total Non-New Machine Sales for period from January 1, 2025 through December 31, 2027. Non-New Machine Sales for the three-year period is equal to revenue derived from activities other than new equipment sales, including, but not limited to, used equipment sales, rental revenue, sales of parts, remanufacturing revenue, and service & training revenue during the three-year performance period.

Relative Total Shareholder Return (TSR) Modifier of +/- 20%

Relative TSR performance is a modifier that adjusts the overall number of performance shares otherwise earned by the percentage shown in the chart below. The performance shares that may be earned are capped at 200% of target, including the TSR modifier. If absolute TSR is negative, the modifier cannot increase the payout.

•
TSR is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the performance period from January 1, 2025 through December 31, 2027
•
TSR is calculated using the 20-trading day average closing stock price at the start and end of the three-year performance period
•
The peer companies for purposes of calculating relative TSR are the Russell 2000 companies.

Over the three-year performance period, threshold, target, and maximum payouts are as set forth below with straight-line interpolations between those levels.

Performance Share Payout Range	From 0% to 200% of the target number of shares can be earned based on actual performance during the three-year performance period
Performance Period	The 2025 performance share grants will have a three-year performance period commencing on January 1, 2025 and ending on December 31, 2027.

2025 LTIP Performance Goals
Performance Level	Payout % of Target	Adjusted ROIC (3-Year Avg.) (60% weighting)	3-Year Total Non-New Machine Sales for period ending 12/31/2027 (40% Weighting)	rTSR Modifier Performance Percentile Ranges (rTSR Modifier vs. Russell 2000)
Maximum	200%	10.6%	$2,246M	>75th (+20%) 60th-75th (+10%)
Target	100%	9.1%	$2,080M	40th-60th (0%)
Threshold	50%	7.6%	$1,914M	25th-40th (-10%) Below 25th (-20%)

Actual performance with respect to the foregoing performance goals will be determined by the Compensation Committee in its sole and absolute discretion.

AGREEMENT ON CONFIDENTIALITY, Trade secrets,
assignment of intellectual property and non-solicitation

THIS AGREEMENT ON CONFIDENTIALITY, TRADE SECRETS, ASSIGNMENT OF INTELLECTUAL PROPERTY AND NON-SOLICITATION (this “Agreement”) is entered into by and between The Manitowoc Company, Inc. (“Manitowoc” or the “Company”), and the employee identified on the signature page of this Agreement (“Employee”). Grove U.S., LLC (“Grove”) and MGX Equipment Services, LLC (“MGX”) are closely-related subsidiaries of Manitowoc, with common ownership interests, intended third-party beneficiaries of this Agreement, and may be the actual employer of Employee. This Agreement is entered into to protect and preserve Manitowoc’s (and Grove’s and MGX’s) rights in various intellectual property, confidential information, trade secrets, and business assets, and to protect Manitowoc (and Grove and MGX’s) from unfair competition. Therefore, when used in the following provisions of this Agreement, “Manitowoc” or the “Company” shall include Grove and MGX, and Employee expressly acknowledges that Grove and MGX are intended third-party beneficiaries of this Agreement.

BACKGROUND. Manitowoc is a leading global manufacturer of cranes and lifting solutions with manufacturing, distribution, and service facilities in 20 countries. Manitowoc is recognized as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading aftermarket product support services. Manitowoc has net sales in the billions of dollars, with over half generated outside the United States. Manitowoc enjoys a competitive advantage in a highly competitive market because of its continuous research and development of the processes and practices it uses to design and manufacture products, including the development and expansion of products, markets, services and customer relations, as well its significant attention and focus on customer service and appreciation by which Manitowoc’s good will is created. Manitowoc has customers, customer relationships, intellectual property, confidential information and other business assets (some of which is more particularly identified below) by virtue of the work it performs, relationships it has developed, and continues to develop and acquire further customers, confidential information, intellectual property and assets. Manitowoc has expended significant time, money and effort in developing that competitive edge and takes measures to protect it, including the regular use of computer passwords, locks, training, implementation of certain Company rules and procedures, and other security measures.

DEFINITIONS.

Protected Information. “Protected Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, and customer needs; nonpublic financial information; marketing, business and strategic plans; business methods; research strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; production machinery, tools, tooling, raw materials and methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; mechanical development and research, and all drawings or engineering for the same; and other information of a technical or economic nature relating to the Company’s business, and to which Employee has access. Protected Information includes negative know-how, which is information about what the Company has tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants), or received by Employee from another closely-related entity of Manitowoc that is of the same character as that described in this paragraph, shall also be deemed to be and shall be Protected Information.

Notwithstanding the foregoing, Protected Information shall not include information that Employee can prove: (i) was in the public domain, being publicly and openly known through lawful and proper means; (ii) was independently developed or acquired by Employee without reliance in any way on other Protected Information of the Company or any customer, client or partner; or, (iii) was approved by the Company for use and disclosure by Employee without restriction.

Company Customer. “Company Customer” is limited to those customers, clients or partners who did business with the Company within the most recent eighteen (18) months of Employee’s employment (or during the period of Employee’s employment, if Employee was employed for less than twenty-four months) and (a) about whom Employee, as a result of his or her employment, had access to information or goodwill as a normal part of Employee’s job performance that would assist in solicitation of such Company Customer, or (b) with whom Employee personally dealt on behalf of the Company in the eighteen (18) months immediately preceding the last day of Employee’s employment and that Employee was introduced to or otherwise had business contact with such Company Customer as a result of his or her employment with the Company. “Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 12-month period preceding the end of Employee’s employment, and with which Employee had not insignificant involvement in the preparation, or had exposure to specific information developed for that particular pitch.

Competitive Services. “Competitive Services” means services of the type that the Company provided or offered to its customers, clients or partners at any time during the twenty-four (24) months immediately preceding the last day of Employee’s employment with the Company (or at any time during Employee’s employment if Employee was employed for less than twenty-four months). “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Employee’s employment with the Company ended. Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Employee’s employment with the Company ends.

Competitive Products. “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the last day of Employee’s employment (or at any time during Employee’s employment if Employee was employed for less than twelve months). Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Employee’s employment with the Company ends.

Direct Competitor. Because the Company has significant sales and Company Customers in the United States and various countries throughout the world, “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States or in those countries where a Company Customer is located. “Direct Competitor” does not include any business which the parties have agreed in writing to exclude from the definition, and the Company will not unreasonably or arbitrarily withhold such agreement.

OWNERSHIP RIGHTS. In the course of his or her employment with Manitowoc, Employee may be creating, designing, drafting, developing or adding to the Company’s inventions or copyrights. Employee shall promptly communicate all such work product to the Company.

Inventions. Any design, improvement, discovery, computer program, software development, mechanical development, hardware, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Employee during his period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, or trade secrets; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). Employee assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Employee’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

Copyrights. Any material written, created, designed, discovered, or drafted by Employee for the Company or connected to Employee’s employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by Employee that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S.

Copyright Act of 1976, such that Employee would be regarded as the copyright author and owner, Employee hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Employee’s entire right, title, and interest in and to such works, including all copyrights therein.

Trade Secrets. Any trade secret (as defined by law) developed by Employee during his period of employment with the Company shall belong to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company. Employee assigns and agrees to assign to the Company all rights in all Company trade secrets (as just described) and any patent rights arising therefrom.

Cooperation. When requested by the Company, during or after employment, Employee will support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire. Employee will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Employee for his services under this Section 3.d. if Employee is not then employed by the Company.

If Employee does not or will not sign any such document the Company requests, then Employee hereby irrevocably designates the Company and its officers and agents as his agents and attorneys-in-fact to act for and on his behalf and to execute such documents as needed to carry out the Company’s rights established in this Section 3.

Prior Inventions. Employee has identified by listing immediately below all inventions, original works of authorship, developments, and improvements which were made by Employee prior to employment with the Company, which belong to Employee and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”): (continued on separate page if necessary). If nothing is identified above, then Employee acknowledges that there are no Prior Inventions. If, in the course of employment with the Company, Employee incorporates any Prior Inventions into any work for hire, Company Invention, or Company trade secret, Employee grants the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

Notice of Limits to Assignment. The provisions of this Section 3 do not apply to any work product that Employee developed entirely on his own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Employee for the Company.

CONFIDENTIALITY.

Necessity. In the course of his employment with the Company, Employee may be making use of, acquiring, or adding to the Company’s Protected Information. In addition, Employee’s work for the Company requires Employee be provided access to valuable Protected Information. The Protected Information to which Employee will have access is valuable to the Company and/or its customers and business partners and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks, creation and communication of confidentiality policies and procedures, storage limitations and procedures, and other security measures, and requires employees with access to this information to execute agreements similar to this Agreement where possible. Employee acknowledges that the Company will not provide Employee (on a going forward basis) with access to the valuable Protected Information unless Employee executes this Agreement.

Promises. Employee makes the following promises regarding Protected Information. The promises in this Section 4.b. are made to ensure that Employee does not use Protected Information except for the Company’s benefit.

Promise To Protect. Employee promises to protect and maintain the confidentiality of Protected Information while employed by the Company. Employee will follow all Company policies and procedures for the protection and security of this information. Employee will also immediately report to management any potential or actual security breach or loss.

Promise to Return. Employee agrees to return (and not retain) any and all materials reflecting Protected Information that he or she may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company.

Promise Not To Use Or Disclose. Employee agrees to not use or disclose, except as necessary for the performance of his or her services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors, or two years following the end of Employee’s employment with the Company, whichever occurs first. And, because the Company has significant sales and Company throughout the world (as referenced in paragraph 1 above), and because Protected Information is generally very portable and transferable without geographic borders or constraints, this prohibition applies worldwide.

Legal Proceedings, Government Investigations and Legal Actions. If Employee is requested or required to provide Protected Information in a legal proceeding other than a government investigation or government legal action, Employee will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Employee’s obligations under this Agreement. However, nothing in this Agreement prohibits Employee from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he or she made such reports or disclosures.

RESTRICTIVE COVENANTS. Employee understands and agrees that the Company has legitimate interests in protecting its goodwill, relationships with customers, clients and business partners, and in maintaining its Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

Non-Solicitation. In the course of Employee’s employment with the Company, should Employee have access to and contribute to developing relationships of trust and goodwill with Company Customers, he or she will then also learn and assemble confidential information about Company Customer’s purchase needs, demands, qualifications, and other business priorities. By developing these relationships of trust and goodwill and learning this confidential information, Employee will become uniquely positioned to sell Competitive Products or Competitive Services to Company Customers. Employee acknowledges that the relationships and goodwill that Employee develops with Company Customers as a result of his or her employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair. Employee further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by Employee, to secure the relationships and goodwill for itself after Employee’s employment ends. Employee therefore agrees that while employed by the Company and for a period of eighteen (18) months after Employee’s employment with the Company ends, for whatever reason, Employee will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to

Competitive Services or Competitive Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such Company Customer conducts or could conduct with the Company.

Non-Interference. Employee agrees that during his or her employment with the Company, and for a period of eighteen (18) months from the termination of employment with the Company for any reason whatsoever, Employee shall not, either personally or in conjunction with others either (a) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to work for a Direct Competitor, or (b) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company in order to work for a Director Competitor. A “Restricted Employee” is an employee of the Company with whom Employee has a managing or reporting relationship, which could be exploited by Employee to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Protected Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor. Nothing in this Section 5.b. is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

REASONABLE RESTRICTIONS. Employee agrees that the terms and conditions in Sections 2 through 5 are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Employee. Employee acknowledges that he or she could continue to actively pursue his or her career and earn sufficient compensation without breaching any of the restrictions contained in these Sections.

EQUITABLE RELIEF. Employee agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of Employee’s obligations under Sections 2 through 5, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from violating the promises in these Sections. Employee understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

TRADE SECRETS/DEFEND TRADE SECRETS ACT. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Employee of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage Employee from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

NOTICE. Employee agrees that he or she will give notice of this Agreement and Employee’s obligations to comply with its terms to any person or organization that Employee may become associated with during the first two (2) years after the termination of his or her employment with the Company. Employee further agrees that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions in Sections 2 through 5 hereof known to any such person, firm or entity during that time.

ATTORNEY FEES. If Employee breaches any provision of this Agreement for which he or she is responsible, or the Company seeks to enforce any provision in this Agreement, Employee shall pay the Company all court costs, reasonable attorneys’ fees, and expenses incurred in successfully enforcing this Agreement, or any Section in this Agreement.

EXTENSION OF RESTRICTION. To the extent permitted by law, if Employee breaches any provision of this Agreement that contains a restriction or prohibition for which he or she is responsible, the period applicable to the restriction or prohibition shall be extended to take into account the period of the breach so that the Company shall obtain the benefit of the length of time associated with the restriction or prohibition as set forth in this Agreements.

CLAIMS BY EMPLOYEE. Employee acknowledges and agrees that any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

CONSIDERATION. Employee acknowledges that he or she shall be provided valuable confidential information, including Protected Information, employment or continued employment, and may be provided equity or equity opportunities in the Company, for the promises he or she has made in this Agreement. Employee acknowledges that if he or she did not enter in to this Agreement, the Company would not employ or continue to employ him or her, allow him or her access to Protected Information necessary for Employee to do his or her job, provide equity or the opportunity for equity (if provided), or allow Employee to participate in the development of Protected Information.

EMPLOYMENT STATUS. This Agreement does not create any rights to continued employment. Employee and the Company agree that Employee is (and if previously employed remains) an at-will employee and each (Employee and the Company) retains their right to end the employment relationship with or without prior notice or reason. Employee acknowledges and agrees that if the Company ends the employment relationship, he or she remains subject to the restrictions and requirements outlined in this Agreement for the periods identified in this Agreement.

REPRESENTATIONS. Employee represents and warrants that he or she is free to enter into this Agreement and is not currently subject to any agreement or other obligation that would prevent Employee from engaging in the duties and responsibilities associated with his or her employment on behalf of the Company. Employee further represents and warrants that he or she will not divulge or use any confidential information or trade secrets of another, including any prior employer, in the course of performing any services for the Company.

NO WAIVER. The failure to insist upon the performance of any of the terms and/or conditions of this Agreement, or the waiver of any breach of any of the terms and/or conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

ASSIGNMENT. The Company may assign this Agreement to its successors in connection with the sale of all or part of its business, and that successor may enforce this Agreement against Employee.

SURVIVING TERMS. Sections 2 through 12 shall survive the termination of Employee’s employment between Employee and the Company. The parties acknowledge that those Sections are necessary in order to protect the legitimate business interests of the Company.

REVIEW BY COUNSEL. Employee represents that he or she has had an opportunity to have this Agreement reviewed by counsel of his or her own choice prior to entering into this Agreement.

DIVISIBILITY OF AGREEMENT OR MODIFICATION BY COURT. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. However, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

MODIFICATION OR AMENDMENT. This Agreement may not be modified or amended except through a writing signed by hand by both Employee and the authorized representative of the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.

EXECUTION OF AGREEMENT. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

COMPLETE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements regarding the assignment of intellectual property, confidentiality, trade secrets, competition and non-solicitation. Employee may not rely on any prior discussions, statements or agreements regarding Employee’s restrictive covenants or obligations on the matters covered in this Agreement.

EXCLUSIVE VENUE. Employee and Manitowoc agree that any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Milwaukee County, Wisconsin; both Employee and Manitowoc consent to such courts as the exclusive venue for any such disputes.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND FULLY ALL ITS TERMS.

Date:

EMPLOYEE: THE MANITOWOC COMPANY, INC.

Sign: By:

Print Name: Printed Name: Aaron Ravenscroft

Its: President & CEO